LICENSE AGREEMENT



                                     between



                       MRS. FIELDS DEVELOPMENT CORPORATION
                             a Delaware corporation



                                       and



                              MARRIOTT CORPORATION
                             a Delaware corporation



DATED March 1, 1992

                                           TABLE OF CONTENTS
 1.          DEFINITIONS .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   1
 2.          GRANT OF LICENSE; EXCLUSIVITY .  .  .  .  .  .  .  . .  .  .    4
 3.          TRANSFER OF LICENSED TRADE SECRETS AND ASSISTANCE  . .          6
 4.          CONFIDENTIALITY  .  .  .  .  .  .  .  .  .  .  .  .  . .        7
 5.          PUBLICITY  .  .  .  .  .  .  .  .  .  .  .  .  .  .  ...........7
 6.          DEVELOPMENT OBLIGATIONS  .  .  .  .  .  .  .  .  .  .  . .  .   8
 7.          NO COMPETITIVE BUSINESS  .  .  .  .  .  .  .  .  .  .  .   .  .10
 8.          SYSTEM STANDARDS  .  .  .  .  .  .  .  .  .  .  .  .  .  ..    11
 9.          UNDERTAKINGS BY LICENSEE  .  .  .  .  .  .  .  .  .  .  .   .  12
10.          UNDERTAKINGS OF LICENSOR.......................................18
11.          PRODUCT PURCHASES, PAYMENTS AND ROYALTIES......................21
12.          ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS...................22
13.          TERM AND TERMINATION...........................................22
14.          INDEMNIFICATION................................................25
15  .        BINDING EFFECT, ASSIGNMENT.....................................25
16.          ADVERTISING AND PROMOTIONAL DOCUMENTATION AND EXPENSES.........26
17.          NOTICES........................................................27
18.          GENERAL PROVISIONS.............................................28

EXHIBIT A LICENSED PRODUCTS  .  .  .  .  .  .  .  .  .  .  .  .  .  .  ..   33

EXHIBIT B LIST OF LICENSED TRADENAMES, TRADEMARKS AND SERVICE
         MARKS.  .  .  .  .  .  .  .  .  .  .  .  .  .  .  . .   .   .      34

                                LICENSE AGREEMENT

        THIS LICENSE AGREEMENT (the "Agreement") is made this 1st day of March, 1992, by and between MRS. FIELDS DEVELOPMENT CORPORATION ("Licensor"), a Delaware corporation and MARRIOTT CORPORATION ("Licensee"), a Delaware corporation.

                                   WITNESSETH:

         WHEREAS, Licensor has invented and acquired and will continue to develop and acquire certain proprietary knowledge, trade secrets, techniques, recipes, formulations of ingredients and processes related to the composition, production, marketing and sale of bakery products, cookies and other food products commonly sold at Mrs. Fields bakery and cookie stores;


         WHEREAS, Mrs. Fields Inc. ("MFI"), the parent company of Licensor, previously licensed to Licensee certain proprietary knowledge, trade secrets, techniques, and trademarks necessary for the production and sale of cookie and bakery products under the name "Mrs. Fields" at locations operated by Licensee, pursuant to an Amended and Restated License Agreement dated December 31, 1989 ("Original License");


               WHEREAS, Licensee manages and operates restaurants and related facilities on tollroads and in airports;

         WHEREAS, Licensor desires to license to Licensee the right, and Licensee desires to obtain a license from Licensor, to utilize Licensor's techniques and processes to produce and sell the Licensed Products (as defined below) at certain locations as specified herein under certain of the tradenames and trademarks used by Licensor and upon the terms and conditions hereafter set forth;

WHEREAS, Licensor has also agreed to make available to Licensee certain assistance, in accordance with the terms and provisions hereof;


         WHEREAS, upon execution hereof, Licensee and MFI have agreed to rescind the Original License with respect to the operation of Mrs. Fields Stores (as defined below) at airports and/or on tollroads, and Licensee, MFI and Licensor have agreed that this License shall supersede the Original License with respect to such locations;

        NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

         (a) "Bakery Store" means any retail outlet (or unit operating within such retail outlet) which sells fresh baked breads, croissants, pastries or other bakery products, and/or one or more of the Cookie Products under the Licensed Names and Marks at which more than fifty-one percent (51 %) of such outlet's or unit's gross sales of products per annum (determined in accordance with United States generally accepted accounting principles) results from sales of products other than Cookie Products.

         (b) "Cookie Products" means those products listed as such on Exhibit A hereto.

         (c) "Cookie Store" means any retail outlet (or unit operating within a retail outlet) of Licensor, or any licensee of Licensor, which is not a Bakery Store.

         (d) "Competitive Business" means any business operating or granting franchises or licenses to others to operate outlets which sell fresh baked breads, croissants, pastries, cookies, brownies, muffins or other bakery products. Notwithstanding the foregoing, the term "Competitive Business" shall not be deemed to preclude Licensee, or its officers, directors, employees, shareholders or partners, or members of their immediate families, from (i) owning securities in a company if such securities are listed on a stock exchange or traded on the over-the-counter market and represent two percent (2%) or less of that class of securities, (ii) operating outlets or selling products under the name "Cinnabon" or "Dunkin' Donuts", (iii) selling fresh baked products under various tradenames and trademarks, provided Licensee is not a franchisee or licensee of such trademarks or tradenames, or (iv) selling fresh baked products, other than cookies, brownies and muffins under other tradenames or trademarks at tollroad locations.

         (e) "Control", "Controlled" and "Controlling" means the power to exercise a controlling influence over the management, policies or personnel of a person, company, partnership, joint venture, corporation or other group of organized persons.

         (f) "Development Obligation" shall have the meaning set forth in paragraph 6(a,) hereof.

         (g) "Development Fee" shall have the meaning set forth in paragraph 6(g) hereof.

         (h) "Development Period" means the period of time commencing upon the execution hereof, and continuing through December 31, 1996.

         (i) "Gross Sales" shall have the meaning set forth in paragraph 11 (d) hereof.

         (j) "Licensed Location" or "Licensed Locations" means the tollroad or airport locations of the Original Stores and such future limited access tollroad locations and airport locations developed by Licensee and approved in writing by Licensor, as provided in this Agreement.

         (k) "Licensed Names and Marks" means the tradenames, trademarks and service marks listed and described in Exhibit B.

         (l) "Licensed Products" means the items, articles or food products described on Exhibit A attached hereto or any other bakery goods or cookies which, pursuant to the terms of this Agreement, become "Licensed Products".

     (m) "Licensed Territory" means the United States, Canada and Mexico.

         (n) "Licensed Trade Secrets" means all transferable techniques, processes, methods of production and commercialization, training methods, and know-how pertaining to and necessary or useful in relation to the composition, production and sale of Licensed Products. Licensed Trade Secrets shall be deemed to include, as and when available, all additional techniques, processes, methods of production and commercialization and other know-how and/or improvements thereto, whether acquired or reduced to practice by Licensor before or after the date hereof which relate to the Licensed Trade Secrets and which are necessary or useful for the formulation, composition, production and sale of Licensed Products. Licensed Trade Secrets shall not include, and Licensee shall have no right, title, interest or license in, the recipes or formulations for the Licensed Products.

         (o) "Mrs. Fields In-Line Display Case" means a 21/2 to 6 linear foot counter display case located within an existing food operation which sells Licensed Products from such display case under the Licensed Names and Marks, the plans and specifications of which have been approved by Licensor, and which has either (i) a visible oven, or (ii) a dedicated employee "sampling" the Licensed Products in front of such Case during all peak periods, as agreed to with Licensor on a site-by-site basis. Further, Licensee agrees that any employee of Licensee engaged in the sale of Licensed Products from each Mrs. Fields In-Line Display Case shall be identified by a badge approved by Licensor bearing one of the Licensed Names and Marks.

         (p) "Mrs. Fields Mini Store" means a 40 to 100 square foot Cookie Store which operates as an independent, stand-alone retail unit which may be moved or is modular and which sells Licensed Products under the Licensed Names and Marks, and the plans and specifications of which have been approved by Licensor.

     (q) "Mrs. Fields Store" or "Mrs. Fields Stores" means the Mrs. Fields In-Line Display Cases, Mrs. Fields Mini Stores, Mrs. Fields Traditional Cookie Stores and all other sections or areas of Licensed Locations owned and operated by Licensee which are operated by Licensee as Cookie Stores and sell Licensed Products under the Licensed Names and Marks.

         (r) "Mrs. Fields Traditional Cookie Store" means a built in 350 to 650 square foot Cookie Store which operates as an independent, stand-alone retail unit which sells Licensed Products under the Licensed Names and Marks, and the plans and specifications of which have been approved by Licensor.

         (s) "Original License" shall have the meaning set forth in the recitals hereof.

         (t) "Operating Manual" means Licensee's operating manual for Cookie and Bakery Stores as modified and revised from time to time.

         (u) "Original Stores" means the nine (9) existing Mrs. Fields Stores opened and operated by Licensee pursuant to the Original License

         (v) "Phantom Payment" shall have the meaning set forth in paragraph 6(h) hereof.

         (w) "Protected Information" means the Licensed Trade Secrets and Licensor's recipes, formulations, systems, programs, procedures, manuals, confidential reports and communications, marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, financial information, employee, customer, supplier and distributor data, all of the materials or information relating to the business or activities of Licensor which are not generally known to others engaged in similar businesses or activities, and all modifications, improvements and enhancements which are derived from or relate to Licensee's access to or knowledge of any of the above enumerated materials or information (whether or not any of the above are reduced to writing or whether or not patentable or protectable by copyright) which Licensee receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Licensee's license hereunder. Information which is independently developed by Licensee or which was already in the possession of Licensee prior to the date of the Original License and which was not obtained in connection with the transactions contemplated by the Original License or this Agreement, or information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Licensee is a party or a beneficiary, or (iii) any duty owed to Licensor by Licensee, shall not be considered Protected Information hereunder.


         (x) "Restricted Person" means Licensee, any subsidiary, parent, or affiliate of Licensee, or any officer or director of the same.


         (y) "Store Units" shall have the meaning set forth in paragraph 6(b) hereof.


         (z) "System Standards" shall have the meaning set forth in paragraph 8 hereof.

     (aa) "Term" shall have the meaning set forth in paragraph 13 (a) hereof.

2.       GRANT OF LICENSE; EXCLUSIVITY

         (a) Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, upon the terms and conditions hereinafter specified, a license to employ the Licensed Trade Secrets and the Licensed Names and Marks during the Term to produce and sell the Licensed Products from Mrs. Fields Stores at Licensed Locations in the Licensed Territory.


         (b) Subject to paragraph 2(c) below, the license granted pursuant to this Agreement shall be exclusive to Licensee for the development and operation of Cookie Stores and Bakery Stores at airports and Cookie Stores on limited access tollroads in the Licensed Territory, and Licensor agrees not to operate and not to enter into any franchise, trademark, license, or other arrangement permitting any person or entity to operate a Cookie Store or Bakery Store at any such airport or a Cookie Store on any such limited access tollroad in the Licensed Territory. Notwithstanding the foregoing, Licensor shall not be precluded from, and expressly retains the right to open, operate and license to others the right to open and operate, Bakery Stores on any limited access highways within the Licensed Territory. Further, except to the extent set forth above, Licensor shall not be precluded from, and hereby expressly retains the right to, offer for sale and sell, and license others to offer for sale and sell, any products or services under the Licensed Names and Marks in the Licensed Territory.

         (c) Notwithstanding anything to the contrary in this Agreement, Licensor shall also have the right to bid for and subsequently operate Cookie Stores at airports that are granting or bidding a lease for a cookie store operation only, as opposed to a master airport food concession agreement, if Licensor has first offered such opportunity to Licensee by written notice designating the proposed airport location which is granting or bidding a lease for such cookie store operation and Licensee has not notified Licensor, within fifteen (15) days, of Licensee's intent to enter a bid for such cookie store operation. Furthermore, Licensor shall also have the right to continue the operation of any Cookie Stores operated by Licensor as of the date hereof at any airport location.

         (d) Licensee may propose by written notice to Licensor that Licensee open a Bakery Store in any Licensed Location hereunder, and Licensor shall notify Licensee of Licensor's approval or disapproval of such proposal within thirty (30) days of receiving such notice. Licensor may approve or disapprove such proposal in its sole unfettered discretion. If Licensor approves such proposal, such Bakery Store will become a Mrs. Fields Store hereunder and Licensee and Licensor hereby agree to amend this Agreement to include as Licensed Products those products commonly sold by Licensor at Bakery Stores.

         (e) Licensee may propose by written notice to Licensor that Licensee open a Cookie Store at an airport or tollroad plaza located outside of the Licensed Territory, which notice shall include a description of the location of the proposed Mrs. Fields Store, a projection of Gross Sales on a monthly and annual basis from such location, and such other information as Licensor may require, and Licensor shall notify Licensee of Licensor's approval or disapproval of such proposal within thirty (30) days of receiving such notice. Licensor may approve or disapprove such proposal in its sole unfettered discretion. If Licensor approves such proposal, Licensor will not authorize any other person or entity bidding against Licensee for the right to operate multiple food and/or beverage concessions at such airport or tollroad location to include in its proposal a concept which operates under the Licensed Names and Marks. Upon acceptance of Licensee's bid, the Cookie Store (as approved by Licensor and presented in Licensee's bid) will become a Mrs. Fields Store hereunder, and the location at which such Cookie mariotla.008 5

Store is located shall become a Licensed Location hereunder; provided, however, that (i) the country in which such Cookie Store is located shall not become part of the Licensed Territory, and (ii) Licensee shall have no rights of exclusivity with respect to such airport or country, except that Licensor shall not open a Cookie Store, or license or authorize a third party to open a Cookie Store, at any international airport wherein Licensee has a master food and/or beverage concession agreement and is operating a Mrs. Fields Store under such agreement. Licensor and Licensee hereby further agree that the first ten (10) Store Units allocated to any Mrs. Fields Stores opened pursuant to this paragraph 2(e) shall be counted toward Licensee's Development Obligation as set forth in paragraph 6 hereof, and that after the first ten (10) Store Units have been so counted, Store Units attributable to any Mrs. Fields Stores opened thereafter shall not count toward Licensee's Development Obligation.

3.       TRANSFER OF LICENSED TRADE SECRETS AND ASSISTANCE

         (a) Licensor agrees to transmit the Licensed Trade Secrets to Licensee by any reasonable means upon request.

         (b) Licensor will provide a training program on the operation of Mrs. Fields Stores to one manager for each Mrs. Fields Store for the first ten (10) Mrs. Fields Stores to be opened and operated by Licensee hereunder. Each manager attending such training program shall be required to complete all phases of the training program to Licensor's satisfaction, and to participate in all other activities required to open a Mrs. Fields Store. The training program so furnished shall be similar to the training program utilized to train Licensor's own store managers, and shall be conducted at Licensor's facilities in Park City, Utah, or upon Licensee's request, and at Licensee's expense, at one of the Licensed Locations. Licensee shall be responsible for all out of pocket costs, including all traveling and living expenses, which Licensor or Licensee, their managers or employees incur in connection with the training program. After Licensor has trained the first ten managers as provided above, Licensee hereby agrees that Licensor may thereafter charge a training fee, which fee shall be equivalent to the fees charged to other franchisees or licensees for such training.

         (c) Licensee may establish its own training program for Mrs. Fields Store managers and Mrs. Fields Store employees; provided that such training program is conducted strictly in accordance with the policies, procedures and methods of Licensor; and provided further that Licensor shall have the right at any time to attend and inspect such training program to ensure that it complies with the procedures, methods and qualifications of Licensor. Upon notice from Licensor that Licensee's training program does not meet the standards required by Licensor, Licensee will immediately take such action as is required to bring its training program into compliance with the training requirements of Licensor.

4.       CONFIDENTIALITY

         (a) Licensee understands that the Protected Information disclosed to Licensee by Licensor under this Agreement is secret, proprietary and of great value to Licensor, which value may be impaired if the secrecy of the Protected Information is not maintained.

         (b) Licensor has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information and Licensee agrees to take all measures reasonably necessary, including, without limitation, the measures hereinafter specified, to protect the secrecy of such information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

         (c) Licensee agrees not to disclose the Protected Information obtained pursuant to this Agreement, either directly or indirectly, to any person or entity, including any subsidiary or affiliate of Licensee (other than Licensee's key officers and employees to whom disclosure is necessary for employment of the Licensed Trade Secrets), during the term of this Agreement or at any time following the expiration or termination of this Agreement.

         (d) Licensee shall exercise all other necessary precautions to safeguard the secrecy of the Protected Information disclosed pursuant hereto and to prevent the unauthorized disclosure thereof to anyone other than Licensee's key officers and employees to whom it is necessary to disclose the same for production and sale of the Licensed Products.

         (e) If Licensor sustains its burden of proof that Licensee has disclosed, divulged, revealed, reported, published, transferred or used, for any purpose whatsoever, except as authorized herein, any Protected Information, and Licensee shall assert as a defense that such information (i) was already known to Licensee prior to the execution of the Original License, (ii) was independently developed by Licensee, (iii) was disclosed to or by third parties without violation of this Agreement or similar agreements, (iv) was already in the public domain prior to the execution of the Original License, or (v) entered the public domain without violation of this Agreement or the Original License, Licensee shall bear the burden of proof in establishing such defense.

         5.       PUBLICITY

Licensee and Licensor agree not to issue any press release or other public announcement of this Agreement or the transactions contemplated herein without the prior written approval by each party hereto of the issuance of such announcement and the text thereof. In the event any such press release or other public announcement shall be required by law, Licensee and Licensor agree to issue such release or announcement only after consulting in good faith with one another with respect to the form and substance of such release or announcement.

6.       DEVELOPMENT OBLIGATIONS

         (a) During the five (5) year period which commences January 1, 1992, Licensee agrees to equip, open and operate, at Licensed Locations, a minimum of one hundred sixty five and six-tenths (165.60) "Store Units" (as described in (b) below), in accordance with the following schedule:

Calendar                             Number of
Year                               Store Units
  1992                                 79.2
  1993                                 28.8
  1994                                 28.8
  1995                                 14.4
  1996                                 14.4

Licensor and Licensee hereby agree that the Original Stores shall count toward fulfillment of the 1992 Development Obligation in an amount equal to 21.6 Store Units.

(b) For purposes of this Agreement, the following types of Cookie Stores will count as the number of Store Units indicated:

Store Configuration                                  Store Units
Mrs. Fields Traditional Cookie Store                   2.40
Mrs. Fields Mini Store                                 1.80
Mrs. Fields In-line Display Case                       1.00

Licensee may develop new concepts for retail outlets, which concepts shall be approved in writing by Licensor prior to any use or test of such concepts, and will be assigned a number of Store Units based on the estimated annual Gross Sales of such concept, with one Store Unit being assigned for each $125,000 of annual Gross Sales from such concept. Licensee shall base such estimated annual Gross Sales on actual sales from the operations of such concept over a 90 day test period at the location where such concept will be implemented. If, at the end of the first year of operations following the 90 day test period, the annual Gross Sales from the test site(s) of such concepts are greater than or less than the estimated Gross Sales by more than 10%, the number of Store Units allocated to such retail concept shall be reallocated based on the actual Gross Sales for such period.

         (c) From and after December 31, 1996, Licensee shall open and operate a Mrs. Fields Store at not less than ninety percent (90%) of all airport and tollroad contracts within the Licensed Territory wherein Licensee thereafter opens or acquires a multiple unit food and/or beverage operation unless (i) Licensee is prevented from opening such Mrs. Fields Store because the landlord of such facility precludes the offer and sale of any "branded" products thereat and/or (ii) the remaining term of any lease or mariolla.008 8 operating agreement with respect to such multiple food and/or beverage operation is less than two (2) years.

         (d) For purposes of this paragraph 6, Licensee shall not have opened any Mrs. Fields Store, if such Mrs. Fields Store is not open for business for a continuous period of one year or more, not including periods of time such Mrs. Fields Store is closed due to (1) strikes, lockouts or other labor difficulties, acts of God, the requirements of any law, rule or regulation, fire or other casualty, condemnation, war, riot, insurrection or, any other reason (except financial) beyond Licensee's reasonable control, or (2) the temporary closure of such Mrs. Fields Store due to relocation, restoration, construction, expansion, alterations, modification, or remodeling. With respect to Mrs. Fields Stores opened in addition to the Mrs. Fields Stores required to be opened pursuant to the Development Obligation, Licensee agrees to open and operate any such other Mrs. Fields Stores so approved pursuant to this Agreement for a period of at least one year from the opening date of such Mrs. Fields Store. Notwithstanding anything to the contrary herein, Licensee may close a Mrs. Fields Store, at any time, in its discretion, provided that such Mrs. Fields Store when closed, will not count toward the aggregate number of Mrs. Fields Stores required to be opened under Licensee's Development Obligation, unless such Store has been opened and operating for at least one (1) year, as described above.

         (e) Licensee further agrees that, during the term of this Agreement, it will at all times faithfully, honestly and diligently perform its Development Obligation hereunder, and continuously exert its best efforts to promote and enhance the development of Licensed Products within the Licensed Territory.

         (f) The obligation of Licensee to open Mrs. Fields Stores as set forth in this paragraph shall be referred to herein as the "Development Obligation".

         (g) If Licensee fails to meet its Development Obligation for 1992, Licensee shall pay to Licensor a fee ("Development Fee") of $2,500 for each Store Unit not opened pursuant to its Development Obligation. Payment of such fee shall be made to Licensor no later than January 31, 1993, and such payment shall be deemed to cure Licensee's failure to meet its Development Obligation for 1992, however, it shall not relieve Licensee of its obligation under the Development Obligation to have open and operating by the end of calendar year 1993, one hundred eight (108) Store Units.
         (h) If Licensee is in default of its Development Obligation under paragraph 6(c) at the end of calendar year 1993, or at any other time thereafter, it may elect to pay a monthly fee ("Phantom Payment") for each unopened Store Unit equal to $786.50, on or before the first day of each month, commencing on the first day of the month following the date on which such Store Unit was required to be opened pursuant to the Development Obligation and continuing each month thereafter during the remainder of the Development Period, until Licensee complies with the Development Obligation. Upon such payment, Licensee will not be deemed to be in default of its Development Obligation for the period such payment is made. The monthly fee for each unopened Store Unit shall be increased by 5 % per annum. Each Store Unit opened shall first be applied mariotla.008 9 toward curing any deficiencies in the number of Store Units required to be opened pursuant to the Development Obligation, thereby reducing the number of Mrs. Fields Stores for which the Phantom Payment described in this paragraph may be paid. Notwithstanding the foregoing, if Licensee is not in compliance with its Development Obligation (i) at the end of each year or at the end of the Development Period, or (ii) has made Phantom Payments during any two consecutive years of the Development Period, Licensor shall be entitled to terminate Licensee's rights of exclusivity hereunder, as provided in paragraph 13(d) hereof.

                  (i) If Licensee has opened the aggregate number of Store Units required to be opened pursuant to paragraph 6(a) of its Development Obligation, but has thereafter not opened the Mrs. Fields Stores required to be opened pursuant to paragraph 6(c) of its Development Obligation, Licensee, at its option, may pay Phantom Payments for each unopened Store Unit, on or before the first day of each month, commencing on the first day of the month following the date on which such Store Unit was required to be opened pursuant to the Licensee's Development Obligation under paragraph 6(c) above, and continuing each month thereafter until the earlier of the opening of the Mrs. Fields Store at such location or one year, and Licensee will not be deemed to be in breach of its Development Obligation hereunder, so long as such payments are made; provided, however, that Licensee shall not be allowed to make Phantom Payments hereunder with respect to any Mrs. Fields Stores for a period of time in excess of one (1) year from the date such Mrs. Fields Stores were required to be opened pursuant to paragraph 6(c) hereof, and thereafter Licensee shall no longer have the option to pay Phantom Payments with respect to such Mrs. Fields Stores, and Licensor shall be entitled to terminate Licensee's rights of exclusivity hereunder, as provided in paragraph 13(d) hereof. For purposes of this paragraph, a Mrs. Fields Store required to be opened pursuant to paragraph 6(c) hereof, shall be considered to consist of 1.8 Store Units.

         7.     NO COMPETITIVE BUSINESS

         In consideration for the License granted hereunder, and the disclosure of the Protected Information, Licensee agrees that, during the term of this Agreement and for two (2) years thereafter, in and with respect to tollroad locations and airport locations in the Licensed Territory, neither Licensee, nor any Restricted Person, shall:

                    (i)  have any direct or indirect Controlling interest as a
                           disclosed  or  beneficial   owner  in  a  Competitive
                           Business, except other Mrs. Fields Stores operated under license agreements with Licensor;

                    (ii) perform  services  as  a  director,  officer,  manager, employee, consultant, representative, agent or otherwise for a Competitive Business, except other Mrs. Fields Stores operated under license agreements with Licensor;

                    (iii)become  a  licensee  or  franchisee  of  a  Competitive
                         Business; or


                  (iv) operate, or allow others to operate, a Competitive Business at a tollroad or airport facility owned or operated by, or under a master concession agreement or other agreement with, Licensee.

         8.     SYSTEM STANDARDS

Licensee acknowledges and agrees that the operation of the Mrs. Fields Stores in accordance with the specifications, standards, operating procedures and rules Licensor prescribes from time to time for the operation of Mrs. Fields Stores (the "System Standards") is the essence of this Agreement and essential to preserve the goodwill of the Licensed Names and Marks. Therefore, Licensee will maintain and operate each Mrs. Fields Store in accordance with each and every System Standard, as periodically modified and supplemented by Licensor in its discretion during the term of this Agreement. System Standards may regulate any one or more of the following with respect to a Mrs. Fields Store:

                  (i) within the confines of the Mrs. Fields Store within a Licensed Location, the design, layout, decor, appearance and lighting; periodic and daily maintenance, cleaning and sanitation; replacement of obsolete or worn-out fixtures, furnishings, equipment and signs; use of interior and exterior signs, emblems, lettering and logos and the illumination thereof;

                    (ii) types, models,  brands,  maintenance and replacement of required equipment, fixtures, furnishings and signs;

                    (iii) approved, disapproved and required Licensed Products;

                    (iv) designated and approved suppliers  (including  Licensor and/or its affiliates) of equipment, fixtures, furnishings, signs, products, raw materials and supplies;

                    (v) use and operation of a point of sale register which accurately accounts for gross sales;

                    (vi) marketing,  advertising and promotional  activities and materials authorized for use,

                    (vii) use of the Licensed Names and Marks;

                    (viii)  qualifications,   training,  dress,  appearance  and
                         staffing of employees;

                    (ix) participation in reasonable market research and testing
                         of  new  products  and  service  development   programs
                         prescribed by Licensor;


                  (x) management by managers who have successfully completed Licensor's training program; communication to Licensor of the identities of such managers; replacement of managers whom Licensor determines to be unqualified to manage a Mrs. Fields Store; and other matters relating to the management of the Mrs. Fields Stores and their management personnel;

                  (xi) with respect to each Mrs. Fields Store, the bookkeeping, reporting formats and content of reports to Licensor of sales, revenues, and related financial information;

                  (xii) compliance with applicable laws; obtaining required licenses and permits; and notification of Licensor in the event any action, suit or proceeding is commenced against Licensee in relation to or concerning any Mrs. Fields Store or the operation thereof;

                  (xiii) payment of vendors; terms and conditions of sale and delivery of any payment for products, raw materials, supplies and services sold by Licensor, its affiliates or unaffiliated suppliers.

         Licensee agrees that the System Standards may be periodically modified by Licensor and that such modifications may obligate Licensee to invest additional capital in each Mrs. Fields Store and/or incur higher operating costs, provided that such modifications are made on a system-wide basis. Licensor will not obligate Licensee to invest additional capital at a time when such investment cannot in Licensor's reasonable judgment be amortized during the remaining term of this Agreement. Licensee hereby agrees that System Standards prescribed from time to time in the Operating Manual, or otherwise communicated to Licensee in writing, shall constitute provisions of this Agreement as if fully set forth herein. All references to this Agreement shall include all System Standards as periodically modified.

9.        UNDERTAKINGS BY LICENSEE

Licensee represents, acknowledges, agrees, covenants and warrants as follows:

     (a) Unless Licensor consents in writing, Licensee shall use the Licensed Trade Secrets and the Names and Marks:

                    (i)  only  for  the   purposes  of  and   pursuant  to  this
                         Agreement,

                    (ii) only in a  manner  consistent  with  the  scope  of the relevant registration of the Licensed Names and Marks or applications therefor in the Licensed Territory,

                    (iii)only  in  the  manner   permitted  and   prescribed  by
                         Licensor as set forth herein, mariotla.008 12

                    (iv) only with respect to Licensed Products, and

                    (v)  only to sell Licensed Products at Mrs. Fields Stores.

         (b) Licensee has no claim, option, or other right whatsoever, direct or implied, to any like license for any geographic area or location, other than the Mrs. Fields Stores within the Licensed Territory.

         (c) Licensee recognizes the value of the good will associated with the Licensed Products, Names and Marks and acknowledges that the Licensed Trade
Secrets, Products, Names and Marks and all rights therein and good will pertaining thereto belong exclusively to Licensor.

         (d) Licensee will not, during the term of this Agreement or thereafter, attack the title or any rights of Licensor in and to the Licensed Trade Secrets, Products, Names and Marks or attack the validity of this Agreement, any other license agreement to which Licensor is a party and/or the Licensed Trade Secrets, Products, Names and Marks.

         (e) Licensee will assist Licensor, at Licensor's cost and expense, to the extent necessary in the procurement of any protection or to protect any of Licensor's rights to the Licensed Names and Marks, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Names and Marks which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations at Licensor's cost and expense. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor so to do.

         (f) Licensee will do nothing to destroy, impair or in any way impede the effect and validity of the Licensed Names and Marks.

         (g) Licensee will so conduct and operate each Mrs. Fields Store so as to preserve the business integrity and good reputation of Licensor; and Licensee will refrain from all activity involving any significant risk of bringing any of the Licensed Names and Marks into disrepute or in any way damaging any of the Licensed Names and Marks.

         (h) For the protection of the consumer public and for the further protection of the good will and trade reputation of Licensor, Licensee will only sell at Mrs. Fields Stores, Licensed Products, non-alcoholic beverages and other condiments consistent with the good quality, reputation and business integrity of Licensor and in accordance with the System Standards and Operating Manual (unless Licensor consents in writing to the sale of other goods or products) and that all Licensed Products manufactured, advertised, and sold by Licensee under the Licensed Names and Marks shall be subject to and in compliance with the quality control standards, procedures, specifications, formulations mariotla.008 13 and recipes of Licensor as set forth in the Operating Manual and System Standards, as such may be varied by Licensor in order to accommodate the functioning of the Mrs. Fields Stores at Licensed Locations.

         (i) The Licensed Products and other products produced and sold by Licensee at each Mrs. Fields Store shall be of high quality and standard, comparable with that of Licensor's own stores, and of such style, appearance and quality as to be adequate for the protection and enhancement of the Licensed Names and Marks and the good will pertaining thereto; will be prepared and sold in accordance with all applicable laws; and shall not reflect adversely upon the good name of Licensor or the Licensed Names and Marks.

         (j) Licensor may request representative samples of Licensed Products from Licensee and if, at any time, Licensor deems the quality of such products to be below the standards of quality historically and currently observed by Licensor, Licensor may so notify Licensee, in writing, and Licensee will promptly bring such sub-standard products up to the quality standards set by Licensor. Licensor's right to oversee the quality of the Licensed Products herein shall not in any way replace, supersede, or substitute for the quality control required to be exercised by Licensee hereunder. The exercise of any action of quality control by Licensor shall be for its sole and exclusive benefit. Licensor shall not be responsible to Licensee or any other person or entity for any liability arising out of the exercise or failure to exercise quality control with respect to the operation of the Mrs.
Fields Stores.

         (k) All employees of Licensee, while engaged in the operation of each Mrs. Fields Store, shall at all times during said employment present a neat and clean appearance and render competent and courteous service to all patrons.

         (l) Licensor shall have the right to inspect each Mrs. Fields Store at any reasonable time with the right to determine whether Licensee's operations in connection with the use of the Licensed Names and Marks are consistent with the standards set forth in this Agreement. All inspections shall be made in a manner so as to minimize any disruption to the Mrs. Fields Store subject to such inspection. If Licensor determines such operations do not comply with such standards and so notifies Licensee of the same, Licensee shall immediately thereafter take such steps, actions or activities necessary to bring its operations into compliance with such standards.

         (m) Licensor shall have the right to inspect any of the artwork, signs, logos, packaging and advertising using the Licensed Names and Marks (collectively the "Signs") to determine whether the Signs are consistent with the Licensed Names and Marks and are being used in a manner which promotes the good reputation and business integrity of Licensor. If Licensor determines that such Signs or the use thereof are not consistent with the Licensed Names and Marks or do not promote the good reputation or business integrity of Licensor, and Licensor so notifies Licensee of the same, Licensee shall thereafter take such steps or actions as may be necessary to correct the Signs. At Licensee's request, Licensor will inspect the Signs and approve or disapprove the use of such Signs, as the case may be, prior to their use. Once Licensee has received approval of any Signs by Licensor, Licensor agrees not to revoke or withdraw such approval. Such approval will be deemed only to extend to the Sign as submitted to Licensor for approval by Licensee, and any material change, alteration, or other revision to such Sign shall require further approval by Licensor.

         (n) Licensee will cause exterior signage to be placed on the outside of each Licensed Location at each tollroad plaza wherein a Mrs. Fields Store is located. Licensee shall also cause signage to be placed prior to each tollroad plaza exit wherein a Mrs. Fields Store is located indicating that a Mrs. Fields Store is located at the upcoming tollroad plaza. Such signage shall be illuminated and shall conform in all respects to the requirements contained in paragraph 9(m) above. Notwithstanding the foregoing, Licensee shall not have the obligation to place signage at a tollroad plaza or prior to a tollroad exit if Licensee is legally precluded from so doing by its lease agreement or operating agreement with respect to such tollroad location.

         (o) That any modification, improvement or enhancement by Licensee to the Licensed Trade Secrets, Products, Names and Marks (whether or not approved or developed with the advice or support of Licensor), shall be the exclusive property of Licensor, and that any Licensed Products so modified, enhanced or improved shall be sold only with the prior approval of Licensor.

        (p) Each Mrs. Fields Store shall have a manager trained and certified by Licensor (or Licensee in accordance with Licensor's standards as provided in paragraph 3 (c) hereof) as a manager and shall also be certified by Licensor (or in accordance with Licensor's standards as provided in paragraph 3 (c) hereof) regarding training and quality control procedures.

         (q) Licensee will not develop and operate a Mrs. Fields Store at any Licensed Location without first receiving the written approval of Licensor, which approval or disapproval will be given by Licensor within ten (10) business days of Licensee's written request, and if Licensor does not so respond, the Mrs. Fields Store at the proposed Licensed Location shall be deemed approved. Licensee agrees to give at least ninety (90) days prior written notice of a planned opening of any Mrs. Fields Store. The approval by Licensor with respect to the Mrs. Fields Stores required to be opened pursuant to Licensee's Development Obligation, shall be granted by Licensor unless Licensor reasonably disapproves of the proposed location due to the design or location of such Mrs. Fields Store within the facility where such Store is to be located, or due to the proximity of such Mrs. Fields Store to that of another Cookie Store.

         (r) Licensee will comply with all laws and regulations to which it is subject in the opening and operation of each Mrs. Fields Store at its expense, and that it will cooperate with Licensor in complying with all applicable state franchising laws and regulations, and will not open a Mrs. Fields Store in any state until Licensor has complied with applicable franchising laws or regulations.

         (s) Licensee shall be responsible for obtaining all carts, kiosks and/or in-line display cases and/or otherwise constructing and developing each Mrs. Fields Store, as the case may be, however, Licensor will furnish to Licensee prototypical plans and specifications for a Mrs. Fields Store, including requirements for exterior and interior materials and finishes, dimensions, design, image, interior layout, decor, fixtures, equipment, signs, furnishings and color scheme. Licensee shall prepare all required construction plans and specifications to suit the shape and dimensions of the proposed premises for each Mrs. Fields Store, and will ensure that such plans and specifications comply with all applicable ordinances, building codes, permit requirements and with lease requirements and restrictions. Licensee shall further submit any cart design or construction plans and specifications to Licensor for its approval prior to the commencement of the manufacture of a cart, kiosk, in-line display case or other construction of a Mrs. Fields Store. Licensee will manufacture (or have manufactured), construct and decorate each Mrs. Fields Store only in accordance with the plans, specifications, designs and equipment specifications submitted to and approved by Licensor. Once a cart, kiosk, or in-line display case or other Mrs. Fields Store design or modification is approved, such design shall be deemed approved for future use in all stores. Licensee hereby agrees that the plans and specifications for any cart, kiosk, in-line display case or other Mrs. Fields Store developed and approved pursuant to this paragraph, may be used by Licensor, its affiliates and any licensee or franchisee of Licensor and its affiliates, without any further consideration other than the license granted to Licensee pursuant to this Agreement; provided that the use of such carts, kiosks, In-line Display Cases or other concepts developed and approved pursuant to this Agreement are used by Licensor, its affiliates or licensees and franchisees in a manner which is consistent with the good quality, reputation and business integrity of Licensor and in accordance with Licensor's standards and operating procedures for similar types of locations.

         (t) Licensee will, at its sole expense, do or cause to be done the following with respect to the development of each Mrs. Fields Store:

                    (i) Obtain all required building, utility, sign, health, sanitation, business, environmental and other permits and licenses required for construction and operation of each Mrs. Fields Store;

                    (ii) Purchase  and install  all  required  carts,  fixtures, furnishings, equipment and signs required for operation of each Mrs. Fields Store; and

                    (iii)Purchase  all  required  inventory  for the  opening of each Mrs. Fields Store.

         (u) Licensee will only use ingredients, formulas and supplies that conform to the standards and specifications designated by Licensor. Any non-proprietary products or ingredients purchased by Licensee shall be purchased and shall comply with all of Licensor's specifications with respect to such products.

         (v) Licensee represents that it has made its own investigation with respect to the licenses granted hereunder and is not relying on any representations or warranties of Licensor other than those made expressly herein. Licensee hereby affirms that Licensor, its agents, employees and/or attorneys have not made nor has Licensee relied upon any representation, warranty or promise with respect to the subject matter of this Agreement not expressly contained herein. Without limiting the foregoing, Licensee acknowledges that no warranties or representations, express or implied, have been made by Licensor, its agents, employees and/or attorneys, or will be relied upon by Licensee, as to the economic consequences of this Agreement, or any other fact or matter relating to the relationship of the parties except as set forth in this Agreement.

         (w) Licensee will only sell Licensed Products, drinks and condiments from Mrs. Fields Stores under the Licensed Names and Marks.

         (x) Licensee will operate each Mrs. Fields Store opened hereunder in accordance with the Operating Manual furnished to Licensee pursuant to this Agreement. Licensee shall keep one copy of the Operating Manual at each Mrs. Fields Store, shall keep each such manual current and, in the event of a dispute relating to the contents of the Operating Manual, the master copy that Licensor maintains at its principal office shall be controlling, provided that all updates have been given to Licensee. Licensee hereby agrees that it will only copy the Operating Manual so as to provide each Mrs. Fields Store with one copy thereof, and will not at any time otherwise copy any part of the Operating Manual.

         (y) Upon the execution hereof, and for at least one (1) year thereafter, that Licensee, or one or more of its current directors or executive officers, has and will continue to have more than two years of prior management experience in the operation of food service establishments.

         (z) Licensee reasonably anticipates that the sale of food and beverages from the Mrs. Fields Stores operated pursuant to this Agreement will not exceed twenty percent (20%) of the dollar volume of Licensee's projected gross sales from all operations in the foreseeable future.

         (aa) Licensee sells products, supplies and performs services which are not supplied to Licensee by Licensor pursuant to this Agreement, and which are not utilized with any equipment, products, supplies or services provided to Licensee by Licensor pursuant to this Agreement.

         (ab) Licensee will not at any time or in any manner whatever, claim or take any advantage from or benefit of any state or federal franchise law which may arise from, or affect the terms of, this Agreement, and Licensee hereby expressly waives, to the extent permitted by law, all benefit of, or cause of action under any such state or federal franchise law.

         (ac) Upon notice from Licensor not to open a Mrs. Fields Store because such opening would violate a state's applicable franchise laws, Licensee will not open any Mrs. Fields Store until Licensor has complied with all applicable franchise laws for the state in which such Mrs. Fields Store is to be located, or until Licensor has determined that the opening of such Mrs. Fields Store is exempt from that state's applicable franchise laws.

         (ad) Licensee has full power and authority under its Articles of Incorporation and Bylaws to enter into this Agreement and the transactions contemplated hereby, and that the entering into of this Agreement does not contravene, infringe upon or constitute a default under any agreement or covenant to which Licensee is a party or violate or conflict with any law or regulation by which it is bound.

         (ae) No filing, registration, approval or consent heretofore not obtained of any governmental agency or instrumentality or of any stock exchange authority is required for the authorization, delivery or performance by Licensee of this Agreement.

10.    UNDERTAKINGS OF LICENSOR

Licensor represents, acknowledges, agrees, covenants, and warrants as follows:

         (a) That the Licensed Trade Secrets constitute and shall always constitute all processes, procedures and rights which are necessary or useful to make, have made and to sell the Licensed Products;

         (b) That Licensor has the full right and power under its Bylaws and Certificate of Incorporation to grant Licensee the license as contemplated herein, and perform the same and that execution of this Agreement by Licensor does not infringe or constitute a default under any agreement or covenant (subject to any lease or radius restrictions with respect to Mrs. Fields Stores) to which Licensor is a party or violate or conflict with any law or regulation by which it is bound;

         (c) That Licensor will take (or cause to be taken) at its cost, all steps necessary to:

                    (i) maintain the confidentiality of the Licensed Trade Secrets in accordance with all relevant laws,

                    (ii) prepare,  execute,  and  file all  documents,  notices, applications, registrations and timely renewals hereof or other documents required or necessary for the protection of the Licensed Names and Marks; and

                    (iii) defend the Licensed Names and Marks.

         (d) No filing, registration, approval or consent heretofore not obtained from any governmental agency or instrumentality or of any stock exchange authority is required for the authorization, execution, delivery or performance by Licensor or this Agreement.

         (e) Licensor will loan to Licensee during the term of this Agreement one copy of the Operating Manual. The Operating Manual shall contain mandatory and suggested specifications, standards and operating procedures that Licensor prescribes from time to time for Mrs. Fields Stores, and information relating to Licensee's other obligations under this Agreement. The Operating Manual may be modified from time to time to reflect changes in the image, specifications, standards, procedures, Licensed Products and System Standards for Mrs. Fields Stores. Licensor shall timely furnish all updates to Licensee.

         (f) Licensor will make available to Licensee Licensor's prototypical plans for Mrs. Fields Stores (including carts).

         (g) Licensor agrees to allow Licensee to contract directly with Licensor's approved vendors, manufacturers and suppliers and that Licensee shall have the option of negotiating distribution systems directly with said approved vendors, manufacturers and suppliers.

         (h) None of the Licensed Trade Secrets, Licensed Names and Marks, or Protected Information violate or infringe upon any trademark, tradename, patent or other property right held by any third party.

         (i) Licensor will use commercially reasonable efforts to cause sufficient ingredients and/or frozen dough products to be made available to Licensee to enable each Mrs. Fields Store to operate as herein contemplated and to meet the reasonably anticipated demand of patrons and customers of Licensee-operated Mrs. Fields Stores. Licensor further agrees that it will use commercially reasonable efforts to cause such frozen dough to be of the same type and quality as the frozen dough used by Licensor to manufacture similar products in its own Mrs. Fields Stores.

         (j) Licensee may use frozen dough to produce Licensed Products, provided that the specifications for such dough and the supplier thereof are approved in writing by Licensor.

         (k) Licensee shall have the right to present to Licensor other manufacturers or distributors of frozen dough products for Licensor's consideration for the manufacture of frozen dough used to produce Licensed Products. If Licensor is supplying Licensee with its needs of frozen dough products for Licensed Products, Licensor, in its sole discretion, may thereafter decide whether to designate such manufacturers as approved manufacturers of frozen dough products hereunder. If Licensor is unable to cause sufficient ingredients and/or frozen dough products to be made available to Licensee to enable each Mrs. Fields Store to operate as herein contemplated and to meet the reasonably anticipated demand of patrons and customers of such Mrs. Fields
Stores, Licensor shall reasonably approve or mariotla.008 19 disapprove the manufacturer presented to Licensor as provided above, subject to Licensor entering into a supply agreement with such proposed manufacturer wherein such manufacturer agrees to manufacture frozen dough products in accordance with the quality standards, specifications, procedures and other standards of Licensor.

         (1) That as of the date of this Agreement, it has not granted any rights to the Licensed Trade Secrets or the Licensed Names and Marks to any third party for the operation of Cookie Stores on limited access tollroads or in airports located within the Licensed Territory;

         (m) That, except as otherwise provided in this Agreement, during the Term hereof, Licensor shall refrain from disclosing or making available the Licensed Trade Secrets and/or the Names and Marks or any portion thereof, to any third party for use at the Licensed Locations;

         (n) Licensor will cooperate with Licensee in Licensee's obtaining any necessary consents with respect to leases, operating agreements, management agreements, or other agreements giving Licensee the right to possession of the Licensed Locations from any toll road or airport authority, landlord or client, or other person or entity controlling the Licensed Location.

         (o) Licensor acknowledges that each Mrs. Fields Store may be one of several food service and related businesses operated by Licensee at a tollroad rest stop facility or airport constituting a Licensed Location. Each Mrs. Fields Store may be under a lease, operating agreement, management agreement, or other agreement giving Licensee the right to possession of the Licensed Location (the "Lease") from a tollroad or airport authority, or other person or entity controlling the Licensed Location (the "Landlord"), and consent of the Landlord may be required prior for any refurbishing, renovation, menu changes, signage changes, or changes to the Licensed Location or the Mrs. Fields Store. Licensor will cooperate with Licensee in obtaining any necessary Landlord consents.

         (p) Licensor acknowledges that presently and in the future Licensee may operate and/or license others to operate restaurant operations or other food service outlets under various tradenames including, without limitation, Roy Rogers, Hot Shoppes, Gino's, Popeyes, Farrells, Howard Johnson, Burger King, Dunkin' Donuts, Tim Horton Donuts, Nathans, TCBY Yogurt, Sbarro's, Allie's, Wags, Bickfords, Nathan's and Big Boy, and that nothing in this Agreement shall be deemed to restrict Licensee from operating or licensing any restaurant or other operation under any tradename or at any location. Licensor also acknowledges that Licensee has independently developed, and will continue to independently develop, recipes for cookies, brownies and other food items which are similar to those which also happen to be normally sold as a part of Licensor's system. Licensor further acknowledges that Licensee shall continue to develop and sell such independently developed recipes, provided that Licensee shall at all times adhere to the provisions of paragraph 4 hereof.

         11.    PRODUCT PURCHASES, PAYMENTS AND ROYALTIES
As part of the consideration for the disclosure of the Licensed Trade Secrets and the license of the Licensed Names and Marks hereunder and for the right and license to use the same:

         (a) Licensee agrees to purchase all ingredients and/or frozen dough products that are proprietary to Licensor from Licensor, a supplier designated by Licensor or distributors designated by Licensor.

         (b) The purchase price for all Licensed Products purchased by Licensee shall be equal to the price billed by Licensor (or its supplier or distributor) to its own stores for such Products (not including shipping and handling) (the "Product Price"). The Product Price may be adjusted on a monthly basis by Licensor, its suppliers or distributors upon notice, effective upon the first day of the succeeding month. Licensee shall pay the Product Price to Licensor, or its distributor, in accordance with such selling parties then current selling practices.

         (c) Payment of the initial setup license fee of $1,360,000, pursuant to the Original License, shall be credited toward payment of the site license fees hereunder for the first 153.6 Store Units to be opened pursuant to the Development Obligation hereunder. For each Store Unit opened by Licensee after the initial 153.6 Store Units, Licensee shall pay to Licensor an additional setup license fee of $8,333 per Store Unit, payable upon the opening of the Mrs. Fields Store for which such Store Unit is allocated; provided that a Mrs. Fields Store which is opened within the same airport terminal or in the same tollroad plaza within two (2) months of the closure of a Mrs. Fields Store at such airport or tollroad plaza shall not be deemed the opening of a new Mrs. Fields Store hereunder. Licensee hereby acknowledges and agrees that each such fee is fully earned when paid and that Licensee shall not be entitled to a refund of all or any portion thereof under any circumstances.

         (d) Commencing on the date hereof, and continuing throughout the Term of this Agreement, Licensee shall pay to Licensor a royalty fee (the "Royalty Payment"), Determined separately with respect to each Mrs. Fields Store, equal to seven and fifty five one Hundredths percent (7.55%) of all Gross Sales derived from each Mrs. Fields Store opened and operated by Licensee hereunder. For purposes hereof, the term "Gross Sales" shall include, at the actual selling price, all sales of Licensed Products from each Mrs. Fields Store, all sales, at the actual selling price, of drinks and other products sold from beverage units, display cases, or refrigeration or other units which are otherwise contained within a Mrs. Fields Store, but shall not include the cost of food and beverages provided to employees as an incident of their employment, the sales price of beverages sold from beverage dispensing units which are not contained within a Mrs. Fields Store and are also used to supply beverages to other retail concepts within a Licensed Location, monies refunded upon return of merchandise, nor any sales taxes or similar taxes collected from customers and turned over to the governmental authority imposing the tax.
         (e) Licensee  shall pay the Royalty  Payment to Licensor  within twenty
(20) days after the close of each of Licensee's four week accounting periods during each of Licensee's fiscal years. Along with such Royalty Payments, Licensee shall furnish to mariotla.008 21 Licensor an accurate statement of the Gross Sales from each Mrs. Fields Store at each Licensed Location for the preceding period for which such sales occurred.

         (f) Licensee shall pay interest on all overdue amounts (whether for Royalty Payments, Phantom Payments, license fees or otherwise) (the "Interest Rate") at the lesser of (i) the annual rate from time to time publicly announced by Citibank, N.A. as its "base rate" (or any successor rate) plus two percent
(2%) or (ii) the highest applicable legal rate, from the due date of such amounts until paid; provided that, Licensee shall not be required to pay such interest at the Interest Rate on overdue amounts in the event such overdue amounts are paid in full within five (5) days of the due date.

12.      ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS

         (a) Licensee shall keep true and accurate books of account with respect to each Mrs. Fields Store, in accordance with United States generally accepted accounting principles, consistently applied. Within twenty (20) days after the end of each of Licensee's four week accounting periods, Licensee shall deliver to Licensor a written statement, prepared, signed and certified to be true and correct by Licensee's chief financial officer, or his designee, setting forth the Gross Sales of each Mrs. Fields Store, including sufficient information and detail to confirm the calculations. In addition, Licensee shall furnish to Licensor, on such forms as Licensor may prescribe from time to time, annual reports showing each Mrs. Fields Store's Gross Sales, and all Royalty Payments, Phantom Payments and license fees paid (or, if not paid, that such fees are owed) pursuant to this Agreement, and such other information as Licensor may reasonably request. Each report and financial statement shall be signed and verified by an authorized officer of Licensee in the manner Licensor prescribes. Licensor shall have the right to disclose data derived from such reports.

         (b) Licensor shall have the right at any time during business hours, and without prior notice to Licensee, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, sales and other records of each Mrs. Fields Store and the books and records of Licensee as they pertain to each Mrs. Fields Store. Licensee shall fully cooperate with Licensor's representatives and independent accountants to conduct any such inspection or audit.

13.      TERM AND TERMINATION

         (a) The initial term of this Agreement shall commence on the date hereof and continue through December 31, 1996. The term of this Agreement shall be extended and will automatically renew for one three (3) year term on December 31, 1996 and three (3) consecutive five (5) year terms thereafter upon ninety
(90) days written notice by Licensee of its intent to so renew this Agreement, unless Licensee is not in compliance with its Development Obligation at the time of renewal or this Agreement is otherwise terminated as provided below.

         (b) If Licensee defaults in the payment of any Product Price, Royalty Payment, Development Fee or other material obligation to Licensor when the same becomes due and payable hereunder, and such default continues unremedied for three (3) business days from the date such obligation is due, then this Agreement and the license granted hereunder may be terminated upon notice by Licensor effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder or by law provided, and all rights of Licensee hereunder shall cease.

         (c) If Licensee fails to perform in accordance with any other material terms or conditions contained in this Agreement and such default continues for thirty (30) days after Licensee receives written notice of default, then this Agreement and the license granted hereunder may be terminated upon notice by Licensor effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder or by law provided, and all rights of Licensee hereunder shall cease.

         (d) If Licensee (i) fails to have open and operating a minimum of 165.6 Store Units at any time after the Development Period for a period of six (6) consecutive months, (ii) fails to meet its Development Obligation as set forth in paragraph 6(a) hereof and make Phantom Payments as provided in paragraph 6(h) hereof during any calendar year or as of the end of the Development Period, or
(iii) fails to meet its Development Obligation as set forth in paragraph 6(c) hereof and make Phantom Payments as provided in paragraph 6(i) hereof, and such failure continues for thirty (30) days after Licensee receives written notice of default, then Licensor, at its sole option and in its sole discretion, may terminate any exclusive rights or rights of first offer granted to Licensee pursuant to paragraph 2 hereof, and upon such termination Licensor shall be free to enter into licensing arrangements with any other party for the development and operation of Cookie Stores in airports and at tollroad locations, and the exercise of such termination of exclusivity shall be the exclusive remedy of Licensor with respect to such failure, but shall not prejudice any and all other rights and remedies Licensor may have hereunder or at law for any other breach of this Agreement.

         (e) If Licensee fails to perform in accordance with any material System Standard which adversely affects the quality of any Licensed Product, or the health and safety of employees or customers, and such default is not remedied immediately upon notice (and in no event later than 24 hours after receipt of such notice), then this Agreement may be terminated upon notice by Licensor effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder, or by law provided, and all rights of Licensee hereunder shall cease.

         (f) If Licensee is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, then in any such event this Agreement shall immediately terminate as to Licensee and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be mariotla.008 23 assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

         (g) If Licensor becomes insolvent or bankrupt or fails to perform in accordance with any material term or condition of this Agreement, and such default continues for thirty (30) days after Licensor receives written notice of default, then this Agreement and the License granted hereunder may be terminated upon notice by Licensee effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensee may have hereunder or by law provided.

         (h) If Licensor fails to perform in accordance with any material term or condition of this Agreement and such default precludes Licensee from meeting its Development Obligation, Licensee shall be relieved of its obligations thereunder until such default shall be cured so that Licensee can proceed to fulfil its Development Obligation and the Development Period shall be extended by the amount of time during which Licensee was so precluded from meeting the Development Obligation.

     (i) On any cancellation, termination or expiration of this Agreement as to Licensee, Licensee agrees to immediately pay to Licensor all amounts due and owing hereunder (including, but not limited to, all Royalty Payments, Phantom Payments, if any, licensee fees and payments for Licensed Products) and to return all Protected Information, confidential documents and other material supplied by Licensor to Licensee, and Licensee agrees never to use, disclose to others, nor assist others in using the Licensed Trade Secrets or other Protected Information. Further, Licensee agrees to return the Operating Manual and all copies thereof to Licensor. Licensee agrees to cooperate fully with Licensor in the return of all such documents and materials, and to take all reasonable steps requested by Licensor to prevent the disclosure or use of such documents or materials by unauthorized persons following termination of this Agreement.

         (j) Upon cancellation, termination or expiration of this Agreement, Licensee will be deemed to have automatically and irrevocably assigned, transferred, and conveyed to Licensor any rights, equities, good will, titles or other rights in and to the Licensed
Trade Secrets, Products, Names and Marks which may have been obtained by Licensee or which may have vested in Licensee in pursuance of any endeavors covered hereby, and Licensee will execute any instruments requested by Licensor to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement. Licensee further agrees that it shall forthwith discontinue the use of all Licensed Names and Marks and the use of any and all Signs, paper goods and other objects bearing any Licensed Names and Marks and shall make such modifications or alterations to each Mrs. Fields Store as may be necessary to de-identify such Mrs. Fields Store so that each location operated as a Mrs. Fields Store will not be confusingly similar to its former appearance as a Mrs. Fields Store.

14.      INDEMNIFICATION

         (a) Licensor agrees to indemnify, defend and hold Licensee harmless from any claims, liabilities, lawsuits, demands, actions, damages and expenses (including reasonable attorneys fees) (collectively, "Damages") arising from or out of any breach of the agreements, covenants, representations or warranties of Licensor contained in this agreement or arising out of or attributable to the negligence of Licensor.

         (b) Licensee agrees to indemnify, defend and hold Licensor harmless from and against any and all Damages arising from or out of (i) any breach of the agreements, covenants, representations, or warranties of Licensee contained in this Agreement, (ii) any damages or injury to any person, including, but not limited to customers, employees of Licensee, employees of Licensor and members of the public, suffered and incurred in or about any Licensed Location or its premises wherein Licensee produces or sells the Licensed Products or otherwise utilizes the Licensed Names and Marks, (iii) products, liabilities or defective manufacturing of the Licensed Products, other than any such claims to the extent attributable to the negligence of Licensor, or (iv) the activities hereunder of Licensee, other than any such Damages to the extent attributable to the negligence of Licensor.

15.      BINDING EFFECT, ASSIGNMENT

         (a) The terms, covenants and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.

         (b) Except as provided in paragraph 15 (d) below, neither Licensor nor Licensee may assign, sublicense or otherwise transfer their rights under this Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole discretion.

         (c) Any assignment, sublicense or other transfer by Licensee of any of its rights under this Agreement without the prior written consent of Licensor (which consent shall be in Licensor's sole discretion) is prohibited and will be deemed to be null and void.

         (d) Licensee or Licensor may assign their respective rights and obligations hereunder to any parent corporation which owns at least eighty percent (80%) of such assigning party, an eighty percent (80%) owned subsidiary corporation of such assigning party, an eighty percent (80%) owned subsidiary of a parent of such assigning party if such parent owns at least eighty percent (80%) of the subsidiary to which such agreement is to be assigned, or to such other business organization which shall succeed to substantially all of the assets and business of Licensee or Licensor, respectively, provided that, in the case of any assignment by Licensee, the assignee is not owned or controlled by a Competitive Business. Licensee shall further be permitted to perform its obligations hereunder through a wholly owned subsidiary of Licensee or a wholly owned subsidiary thereof, or through a partnership which has Licensee (or a wholly owned direct or indirect subsidiary) as the managing general partner thereof (provided that none of the other partners of such partnership own, operate or are licensees or partners of a Competitive Business.

         (e) Nothing contained herein shall be construed to limit Licensor's ability and right to assign any royalties or payments received hereunder as security for indebtedness; provided that any such assignment shall not affect Licensee's rights under this Agreement.

16.      ADVERTISING AND PROMOTIONAL DOCUMENTATION AND EXPENSES

         (a) Licensor shall have the right to approve or disapprove any and all advertising and promotional materials used, or proposed to be used, by Licensee in the advertising and promotion of any of the Licensed Products. Prior to the use of any material, whether written for in-store promotions, print media or for television or radio spots, Licensee will submit such material to Licensor for its approval. In that regard, Licensor shall approve, prior to the development of final television, radio or printed advertisements, the final "story boards" with respect to television advertising, the final "script" with respect to radio spots, and the final "layouts" with respect to printed advertisements. Licensor shall also approve the actors or actresses used in connection with any such advertising campaigns; provided, that Licensee shall have the right to make minor variations in promotional, marketing and advertising materials used in connection with the approved promotional campaigns. All advertisements and advertising campaigns shall conform in all material respects to the approvals given by Licensor. If Licensor has not disapproved of such advertising within five (5) business days from its receipt of such advertising material, such advertising material will be deemed approved.

         (b) Licensor agrees to make available to Licensee all master advertising documents developed and used by Licensor in the United States in relation to the sale of the Licensed Products and/or the promotion of the Licensed Names and Marks. Licensee agrees to pay the cost of reproducing such advertising documents so provided.

         (c) Licensee agrees that all advertising, promotion and marketing by Licensee shall be completely clear and factual and not misleading and shall conform to the highest standards of ethical marketing and promotion policies which may be prescribed from time to time by Licensor. Licensee further agrees to use the registration symbol of "(R)" in connection with its use of the Licensed Names and Marks. Licensee agrees to refrain from any business or marketing practice which may be injurious to the business of Licensor, and the good will associated with the Licensed Names and Marks.

         (d) If, during the term of this Agreement or any extension thereof, Debra J. Fields is not in the active full time employment of Licensor, and Licensee thereafter compensates Debra J. Fields for any services performed by her in the promotion, marketing or advertising of any Licensed Products, any Royalties or other amounts payable to Licensor may be reduced by Licensee by the amount of compensation so paid to Debra J. Fields, to the extent that such compensation is fair and reasonable in light of mariotla.008 26 the value of the services provided. Licensee may not reduce the Royalties for any contract year by more than fifteen percent (1 5 %) of the aggregate Royalties for such contract year multiplied by a fraction, the numerator of which is the number of days remaining in such contract year following the earlier of the day on which Debra J. Fields executes an Agreement to provide services as contemplated by this paragraph or the first day on which she provides such services and the denominator of which is the number of days in such contract year.

         (e) Licensee agrees that each Mrs. Fields Store shall participate in promotional activities designated by Licensor and relating to the sale of the Licensed Products and the promotion of the Licensed Names and Marks which promotions require Licensee to provide Licensed Products to customers at no charge in exchange for a coupon, card or other voucher (e.g., cookie cards). Licensor shall reimburse Licensee the direct costs of goods sold by Licensee in connection with such promotional activities up to one-tenth of one percent (0. 1 %) of gross sales of each Mrs. Fields Store which participates in such promotional activities and shall reimburse Licensee for the retail value for goods sold above such amount; provided that Licensee complies with the reasonable requests of Licensor to document Licensee's request for reimbursement (e.g., furnishing to Licensor of the cookie cards received by Licensee at each Mrs. Fields Store for which reimbursement is requested). Licensor may, in Licensor's sole discretion, exempt from participation in the above-described promotional activities one or more Mrs. Fields Stores. Other than as provided in this paragraph, Licensee shall have no obligation to expend monies for advertising or promotional activities with respect to the Mrs. Fields Stores.

         17.    NOTICES

        All notices provided by this Agreement shall be in writing and shall be given by overnight courier, facsimile transmission, or by personal delivery, by one party to the other, addressed to such other party at the applicable address set forth below, or to such other address as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of delivery:

                  To Licensee:      Marriott Corporation
                                    10400 Fernwood Road
                                    Bethesda, Maryland 20817
                                    Attention: Law Department
                                    FAX (301) 380-6727

                  To Licensor:      Mrs. Fields Development Corporation
                                    333 Main Street
                                    P. 0. Box 4000
                                    Park City, Utah 84060-4000
                                    Attention: Corporate Secretary
                                    FAX (801) 649-3639

18.      GENERAL PROVISIONS

         (a) It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Licensor and Licensee are and shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever. Licensee shall conspicuously identify itself in all dealings with customers, suppliers, public officials, Mrs. Fields Store personnel and others as the owner of the Mrs. Fields Store under a license granted by Licensor and shall place such other notices of independent ownership on such forms, business cards, stationery, marketing and other materials as Licensor may require from time to time.

         (b) Licensee shall not employ any of the Licensed Names and Marks in signing any contract or applying for any license or permit or in a manner that may result in Licensor's liability for any of Licensee's indebtedness or obligations, nor may Licensee use the Licensed Names and Marks in any way not expressly authorized by Licensor. Except as expressly authorized in writing, neither Licensor nor Licensee shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing. Licensor shall not be obligated for any damages to any person or property directly or indirectly arising out of the operation of a Mrs. Fields Store or Licensee's business authorized by or conducted pursuant to this Agreement.

         (c) Except as expressly provided to the contrary herein, each paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which Licensor is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Licensee is a party thereto, otherwise upon Licensee's receipt of a notice of non-enforcement thereof from Licensor. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, Licensee and Licensor agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

         (d) If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any System mariotla.008 28 Standard is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and Licensor shall have the right, in its sole discretion, to modify such invalid or unenforceable System Standard to the extent required to be valid and enforceable. Licensee and Licensor each agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any System Standard, any portion or portions which a court may hold to be unenforceable in a final decision to which Licensor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order or arbitration award. Such modifications to this Agreement shall be effective only in such jurisdiction, unless Licensor elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

         (e) Licensor and Licensee may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver granted by either party shall be without prejudice to any other rights such party may have, will be subject to continuing review by the waiving party and may be revoked, in such party's sole discretion, at any time and for any reason, effective upon delivery to such party of ten (10) days' prior written notice.

         (f) Licensor and Licensee shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of Licensor or Licensee to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any System Standard; any waiver, forbearance, delay, failure or omission by Licensor to exercise any right, power or option, whether of the same, similar or different nature, with respect to other Cookie or Bakery Stores; or Licensor's acceptance of any payments due from Licensee after any breach of this Agreement.

         (g) Neither Licensor nor Licensee shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

                  (i) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof;

                  (ii)              acts of God;

                  (iii)    fires, strikes, embargoes, war or riot; or

                  (iv) any other similar event or cause.

Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence (including payment of any Phantom Payments, Royalty Payments or Product Price payments) or payments due for Royalty Payments or the Product Price for Licensed Products on any sales thereafter.

         (h) Notwithstanding anything to the contrary contained in this Agreement, Licensor and Licensee shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction. Licensee agrees that Licensor may have such temporary or preliminary injunctive relief without bond.

         (i) The rights of Licensor and Licensee hereunder are cumulative and no exercise or enforcement by Licensor or Licensee of any right or remedy hereunder shall preclude the exercise or enforcement by Licensor or Licensee of any other right or remedy hereunder to which Licensor or Licensee is entitled by law to enforce.

         (j) If a claim for amounts owed by Licensee to Licensor or its affiliates is asserted in any judicial proceeding or appeal thereof, or if Licensor or Licensee is required to enforce this Agreement in a judicial proceeding or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If Licensor incurs expenses in connection with Licensee's failure to pay when due amounts owing to Licensor, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, including, but not limited to legal and accounting fees, Licensee shall reimburse Licensor for any such costs and expenses which it incurs.

         (k) Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. ss.ss. 1051 et seq.) or other federal law, this Agreement, and the relationship between Licensee and Licensor, shall be governed by the laws of the State of Utah.

         (l) Licensee and Licensor hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement, or which is an appeal therefrom, may be instituted or brought in the Federal District Court for the District of Utah and Licensee and Licensor hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court. Further, Licensee and Licensor irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding. Licensee and Licensor further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

         (m) Except with respect to the indemnification obligations contained herein, the parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains.

         (n) Each party irrevocably waives trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either party.

         (o) Except for claims for which Licensee or Licensor are entitled to indemnification herein, any and all claims arising out of or relating to this Agreement or the relationship among the parties hereto shall be barred unless an action or legal proceeding is commenced within one (1) year from the date Licensee or Licensor knew or should have known the fact giving rise to such claims.

         (p) Except where this Agreement expressly obligates Licensor reasonably to approve or not unreasonably to withhold its approval of any action or request by Licensee, Licensor has the absolute right to refuse any request by Licensee or to withhold its approval of any action by Licensee that requires Licensor's approval.

         (q) The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

         (r) All Exhibits hereto form part of this Agreement.

         (s) This Agreement and the Exhibits hereto represent the entire agreement between Licensor and Licensee with respect to the subject matter hereof and supersede any prior agreements and negotiations between the parties.

         (t) This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                  "LICENSEE"
                  MARRIOTT CORPORATION

                  By:/s/

                  Its:   Vice President



                  "LICENSOR"
                  MRS.  FIELDS DEVELOPMENT CORPORATION


                  By:/s/

                  Its:  Ex. Vice President

                                    EXHIBIT A



                                LICENSED PRODUCTS



                                 [See Attached]

                                    EXHIBIT A

                                LICENSED PRODUCTS

COOKIES                                     NON-BAKERY ITEMS
ROYAL PECAN                                 COOKIE TINS
SEMI SWEET CHUNK PECAN                      COOKIE JARS
MILK CHOCOLATE MACADAMIA                    OTHER ITEMS WHICH BEAR THE LICENSED
SEMI SWEET CHOCOLATE MACADAMIA              NAMES AND MARKS,
CINNAMON SUGAR                              APPROVED IN WRITING BY LICENSOR
CHEWY FUDGE
HAND-DIPPED CHEWY FUDGE
COCOMAC
RAISIN SPICE
MILK CHOCOLATE CHIP
CHOCO MAC
MILK CHOCOLATE CHIP W/WALNUTS
OATMEAL GRANOLA
SHORTBREAD JEWELS
OATMEAL RAISIN NUT
PEANUT BUTTER
HAND DIPPED PEANUT BUTTER
SHORTBREAD
SEMI SWEET CHOCOLATE CHIP
SEMI SWEET CHOCOLATE CHIP W/NUTS
TRIPLE CHOCOLATE
WHITE CHUNK MACADAMIA

BROWNIES
GERMAN CHOCOLATE
PECAN PIE
MACADAMIA FUDGE
WALNUTFUDGE
ROCKY ROAD
PEANUT BUTTER BAR
PECAN FUDGE

MUFFINS
PUMPKIN (SEASONAL)
BANANA WALNUT
BRAN RAISIN WALNUT
MANDARIN ORANGE
CORNBREAD
BLUEBERRY
RASPBERRY
CHOCOLATE CHIP
BANANA CHOCOLATE CHIP

COFFEE

                                    EXHIBIT B



            LIST OF LICENSED TRADENAMES, TRADEMARKS AND SERVICE MARKS



                                 [SEE ATTACHED]